Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

BETWEEN

IDR CORE PROPERTY INDEX FUND LTD

AND

IDR INVESTMENT MANAGEMENT, LLC

This Agreement (the “Agreement”) is made as of May 15, 2020, by and between IDR CORE PROPERTY INDEX FUND LTD, a Maryland corporation (the “Fund”), and IDR INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Fund is a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Manager is an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Fund desires to retain the Manager to furnish investment advisory services to the Fund pursuant to the terms and conditions set forth herein; and

WHEREAS, the Manager will also serve as the Fund’s administrator (the “Administrator”) pursuant to an Administration Agreement to be entered into by and between the Fund and the Administrator (as amended from time to time, the “Administration Agreement”).

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Manager hereby agree as follows:

1.	Duties of the Manager

(a)	The Fund hereby eengages the Manager to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board of Directors of the Fund (the “Board”), for the period and upon the terms herein set forth, in accordance with (i) the investment objective, policies and restrictions that are set forth in the Fund’s registration statement on Form N-2 (File No. 811-23460) initially filed on August 2, 2019 (and as the same shall be amended from time to time, the “Registration Statement”); (ii) all other applicable federal and state laws, rules and regulations, and the Fund’s charter and by-laws as the same shall be amended from time to time; and (iii) the Investment Company Act. Without limiting the generality of the foregoing, the Manager shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(ii) identify/source, research, evaluate and negotiate the structure of the investments made by the Fund; (iii) close and monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain, or sell; and (v) provide the Fund with such other investment advisory, research, and related services as the Fund may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Manager shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to acquire debt financing, the Manager will arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Manager to make investments on behalf of the Fund through a special purpose vehicle, the Manager shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b)	The Manager hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)	The Manager is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Manager”) pursuant to which the Manager may obtain the services of the Sub-Manager(s) to assist the Manager in fulfilling its responsibilities hereunder. Without limiting the generality of the foregoing, the Manager may retain a Sub-Manager to recommend specific securities or other investments based upon the Fund’s investment objective and policies, and work, along with the Manager, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Manager and the Fund. The Manager shall be responsible for any compensation payable to any Sub-Manager. Any sub-advisory agreement entered into by the Manager shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

(d)	The Manager shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein or in any other agreement between the Fund and the Manager, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(e)	The Manager shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Manager agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request, provided that the Manager may retain a copy of such records.

(f)	The Manager shall be primarily responsible for the execution of any trades in securities in the Fund’s portfolio and the Fund’s allocation of brokerage commissions.

2.	Fund’s Responsibilities and Expenses Payable by the Fund

(a)	The Fund shall reimburse the Manager for the costs and expenses incurred by the Manager in performing its obligations and providing personnel and facilities hereunder, it being understood and agreed that, except as otherwise provided herein or in the Administration Agreement, the Manager shall be solely responsible for the compensation of its investment professionals and its allocable portion of the compensation of any personnel that provide it operational or administrative services, as well as the allocable portion of overhead expenses (including rent, office equipment and utilities) attributable thereto. The Fund will bear all other fees, costs and expenses that are incurred in connection with its operation, administration and transactions and that are not specifically assumed by the Manager pursuant to this Agreement or the Manager (or the Administrator, if not the Manager) pursuant to the Administration Agreement. Costs and expenses to be borne by the Fund include, but are not limited to, those relating to: (a) the cost and expenses associated with the Fund’s organization and any offerings; (b) the cost of calculating the Fund’s net asset value, including the cost of any third-party valuation services; (c) the cost of effecting sales and repurchases of the Fund’s shares and other securities; (d) interest payable on debt, if any, to finance the Fund’s investments; (e) Management Fees (defined below) payable pursuant to the Management Agreement; (f) fees payable to third parties relating to, or associated with, making investments, including legal fees and expenses and fees and expenses associated with performing due diligence reviews of prospective investments and advisory fees as well as expenses associated with such activities; (g) the costs associated with protecting the Fund’s interests in its investments, including legal fees; (h) transfer agent and custodial fees; (i) fees and expenses associated with marketing and investor relations efforts (including attendance at investment conferences and similar events); (k) federal and state registration fees; (l) any exchange listing fees; (m) federal, state, local and foreign taxes; (n) fees and expenses (including travel and other costs associated with the performance of responsibilities) for the members of the Board whom are not “interested persons” of the Fund or the Manager as defined in Section 2(a)(19) of the 1940 Act (the “Independent Directors”); (o) brokerage commissions; (p) costs of proxy statements, stockholders’ reports and notices; (q) costs of preparing government filings, including periodic and current reports with the Securities and Exchange Commission (the “SEC”); (r) fidelity bond, liability insurance and other insurance premiums; (s) direct costs and expenses of administration, including printing, mailing, long distance telephone and staff; (t) fees and expenses associated with independent audits and outside legal costs; (u) costs associated with the Fund’s reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws; (v) all other fees and expenses payable to third parties retained by the Manager to provide administrative services to the Fund on its behalf pursuant to the Administration Agreement, including but not limited to any sub-administrators or compliance providers; and (w) all other expenses incurred by the either the Fund or the Manager in connection with administering the Fund’s business, including payments made under the Administration Agreement based upon the Fund’s allocable portion of overhead and other expenses incurred by the Manager in performing its obligations to the Fund under the Administration Agreement, including rent, the fees and expenses associated with performing administrative functions, and the Fund’s allocable portion of the costs of compensation, benefits and related expenses of its Chief Financial Officer, Chief Compliance Officer, and any administrative support staff, including accounting personnel.

3.	Compensation of the Manager

(a)	The Fund agrees to pay, and the Manager agrees to accept, as compensation for the services provided by the Manager hereunder, a management fee (the “Management Fee”) as hereinafter set forth. The Fund shall make any payments due hereunder to the Manager or to the Manager’s designee as the Manager may otherwise direct. To the extent permitted by applicable law, the Manager may elect, or the Fund may adopt, a deferred compensation plan pursuant to which the Manager may elect to defer all or a portion of its fees hereunder for a specified period of time.

(b)	For services rendered under this Agreement, the Management Fee shall be calculated at an annual rate of 0.40% of the Fund’s net assets at the end of the most recently completed calendar quarter, and will be payable quarterly in arrears. Management Fees for any partial month or quarter will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant month or quarter.

(c)	Notwithstanding anything to the contrary contained in this Agreement, the Fund and the Manager acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by the vote of a majority of the Fund’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Manager shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

4.	Covenants of the Manager

The Manager agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Excess Brokerage Commissions

The Manager is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

6.	Limitations on the Employment of the Manager

The services of the Manager to the Fund are not exclusive, and the Manager may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Manager or its affiliates to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Manager shall be the only investment adviser for the Fund, subject to the Manager’s right to enter into sub-advisory agreements as set forth herein. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Fund are or may become interested in the Manager and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Manager and directors, officers, employees, partners, stockholders, members and managers of the Manager and its affiliates are or may become similarly interested in the Fund as stockholders or otherwise.

7.	Responsibility of Dual Directors, Officers and/or Employees

If any person who is a manager, partner, officer or employee of the Manager or its affiliates is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, officer and/or employee of the Manager or its affiliates shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, officer or employee of the Manager or its affiliates or under the control or direction of the Manager, even if paid by the Manager or an affiliate thereof.

8.	Limitation of Liability of the Manager; Indemnification

The Manager (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Manager) shall not be liable to the Fund for any action taken or omitted to be taken by the Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Manager (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Manager, including without limitation its general partner or managing member, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Manager’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Manager’s duties or by reason of the reckless disregard of the Manager’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

9.	Effectiveness, Duration and Termination of Agreement

(a)	This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund or by the vote of the Fund’s directors or by the Manager.

The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Manager shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Manager shall be entitled to any amounts owed under Section 3 through the date of termination or expiration, and Section 8 shall continue in force and effect and apply to the Manager and its representatives as and to the extent applicable.

(b)	This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the affirmative vote of a majority of the outstanding voting securities of the Fund and (B) the vote of a majority of the Fund’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)	This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

10.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Amendments

This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the Investment Company Act.

12.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to conflict of laws principles, and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

IDR CORE PROPERTY INDEX FUND LTD

By:	/s/ Gary A. Zdolshek
Name: Gary A. Zdolshek
Title: Chief Executive Officer and President

IDR INVESTMENT MANAGEMENT, LLC

By:	/s/ Gary A. Zdolshek
Name: Gary A. Zdolshek
Title: Chief Executive Officer and President

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